Exhibit 21.1
List of Subsidiaries
Quintana Logistics LLC
Quintana Management LLC
Fearless I Shipco LLC
King Coal Shipco LLC
Coal Glory Shipco LLC
Coal Age Shipco LLC
Iron Man Shipco LLC
Barbara Shipco LLC
Coal Pride Shipco LLC

Linda Leah Shipco LLC
Iron Beauty Shipco LLC
Kirmar Shipco LLC

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